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                                                             Exhibit 23.1a.



                Letterhead of KENNY S&P EVALUATION SERVICES
                    A Division of J.J. Kenny Co., Inc.


                                                           October 12, 1995


Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048

             Re:  Dean Witter Select Municipal Trust,
                  Long Term Portfolio Series 74

Gentlemen:

            We have examined the post-effective Amendment to the Registration Statement File No. 33-22795 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

            In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

            You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                    Sincerely,



                                    Frank A. Ciccotto
                                    Frank A. Ciccotto
                                    Vice President





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                                                        Exhibit 23.1b.











                      CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated September 15, 1995, accompanying the financial statements of the Dean Witter Select Municipal Trust Long Term Portfolio Series 74 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.



DELOITTE & TOUCHE LLP




October 12, 1995
New York, New York